Exhibit 99

AFV Solutions Comments on Sudden Passing of Its President, Jeff Groscost

Friday November 3, 8:59 pm ET

IRVINE, Calif.--(BUSINESS WIRE)--Jeff Groscost, President of AFV Solutions, Inc. (OTCBB:AFVS - News), died suddenly Friday afternoon in his Mesa, Arizona, home. Mr. Groscost was a driving force behind AFVS's alternative fuel conversion business.

Alex Leon, a member of AFVS's board, said, "Our hearts go out to his family. Jeff will be missed, but certainly not forgotten. Jeff devoted his professional life to bettering our world through the use of alternative energy sources and we will continue his legacy by making that vision a reality through AFV Solutions."

"I have never met a more passionate individual for the alternative fuel cause," stated Richard Steele, long-time business associate of Mr. Groscost. "Jeff's friendship and guidance will be genuinely missed. I will make it my mission to see that AFV Solutions becomes the company that Jeff had always dreamed it could be."

Jeff Groscost served in the Arizona House of Representatives from 1993 until he was term limited out in 2001. From 1997 to 2001 Jeff served as the Youngest Speaker of the house in the United States. While serving as Speaker, Jeff presided over the 6th largest agency in the state (legislative operations as a budget unit), and was recognized for making the House of Representatives more accessible for the general public and more user friendly and efficient for its members. Jeff was further recognized for several areas of expertise as a legislator. Receiving local and national honors and accolades for working for cleaner air and energy independence through the use of Alternative Fuels for transportation.

"Jeff believed strongly in the vision of AFV Solutions. His passion for the alternative energy movement will not be lost. My deepest condolences and prayers go out to Jeff's family in this time of need," stated Suzanne Herring, AFVS's Chief Financial Officer. "We have lost not only a leader, but a dear friend."

Jeff is survived by his wife Dana and 6 children, along with the stockholders and employees of AFV Solutions.

About AFV Solutions, Inc.

AFV Solutions, Inc. is an alternative fuel vehicle solutions provider dedicated to seeking alternatives to petroleum as a fuel for transportation. It offers options to gasoline users through propane and compressed natural gas (CNG) conversions. Utilizing advanced technologies, AFV Solutions provides immediate results in terms of fuel economy, a cleaner environment and cost savings. AFV Solutions researchers are also exploring ways to obtain a higher ethanol yield than is currently possible, working to create on-board hydrogen generation for vehicle applications, and developing hybrid electric and hybrid diesel bus applications.

Contact:

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Mike Cohen, 212-584-4292